CEDAR FAIR, L.P.

AMENDMENT NO. 3 TO THIRD AMENDED

AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Effective July 1, 1997

1. Section 1.4(a)(ii) shall be amended to delete language requiring approval of the Special General Partner so as to read:

(ii) to execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder, which is consistent with the terms of this Agreement or which is appropriate or necessary, in the sole discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided that, when Section 15.3 or 15.9 or any other provision of this Agreement establishes a percentage of the Limited Partners required to take any action, the Managing General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval by a Majority Interest or other required percentage, as the case may be; and

2. The definition of "Agreement" in Article II shall be amended to read: "'Agreement' means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by Amendment No. 1 thereto, as amended by Amendment No. 2 thereto, and as amended by Amendment No. 3 thereto."

3. The definition of "Annual Fee" in Article II shall be amended to delete reference to Special General Partner so as to read: "'Annual Fee' for any Fiscal Period means, in the case of the Managing General Partner, a fee equal to 0.25% of the Net Revenues for such Fiscal Period."

4. The definition of "General Partner" in Article II shall be amended to delete reference to Special General Partner so as to read: "'General Partner' means the Managing General Partner."

5. The definition of "Percentage Interest" in Article II shall be amended to delete reference to Special General Partner so as to read: "'Percentage Interest' means (a) as to the Managing General Partner, 0.5%, and (b) as to any Limited Partner or Assignee, the product of (i) 99.5% multiplied by (ii) a fraction, the numerator of which is the number of such Limited Partner's or Assignee's Units and the denominator of which is the total number of Units Outstanding as of the date of determination."

6. Section 4.1 shall be amended to read as follows:

4.1 General Partner. The General Partner shall not be required to contribute to the capital of the Partnership except (a) as may be necessary to pay liabilities of the Partnership for which provisions cannot otherwise be made or (b) as otherwise required pursuant to section 13.1(c), 14.2(b) or 14.8. The General Partner shall at all times while serving in such capacities retain a Percentage Interest entitling it, except as otherwise provided in Article V, to at least a 0.05% participation in the Partnership's income, gains, losses, deductions and credits, but only for so long as the General Partner continues in such capacity.

7. Section 5.1(i) shall be deleted.

8. Section 5.3(b)(i) shall be deleted.

9. Section 5.3(b)(ii) shall be amended to read as follows: (ii) If the Record Date set for a distribution is after June 30, 1990, then the distribution of Available Cash for such calendar quarter shall be divided among the Partners, in accordance with their respective Percentage Interests.

10. The second sentence of Section 6.1(a) shall be amended to delete reference to Special General Partner so as to read: "Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership except in their capacities as officers or directors of the Managing General Partner."

11. The third sentence of Section 6.1(c) shall be amended to delete reference to Special General Partner so as to read: "Each Operating Partnership shall be composed of the Managing General Partner as managing general partner thereof, having a 0.5% interest in the Operating Partnership, and the Partnership as the sole limited partner thereof having a 99.5% interest in the Operating Partnership."

12. The final sentence of Section 6.1(c) shall be amended to delete reference to Special General Partner so as to read: "The Managing General Partner shall execute such agreement and other certificates, instruments and documents."

13. Section 6.1(f) shall be deleted.

14. Section 6.5(c) shall be deleted.

15. Section 6.5(e) shall be amended to delete reference to Special General Partner so as to read: "The Partnership shall pay the Managing General Partner its Incentive Fees, if any, or an estimate thereof for each preceding fiscal year on or before January 15 of the succeeding year with such adjustments as may be necessary to be made within 10 Business Days after the precise Annual Fee has been determined as provided in section 6.5(d)."

16. Section 6.5(f) shall be deleted.

17. Section 6.5(g) shall be amended to delete the words " the Special General Partner."

18. Section 6.5(h) shall be amended to delete the words "and the Special General Partner."

19. The last sentence of Section 6.6(a) shall be amended to delete the required consent of the Special General Partner so as to read: "The Managing General Partner shall have as its subscribed capitalization the sum of at least $500,000."

20. The last sentence of section 6.6(b) shall be deleted.

21. The last sentence of Section 6.11(a) shall be deleted so as to read: "At all times from and after the date hereof, a majority of the members of the board of directors of the Managing General Partner shall be Persons who are not shareholders of the Managing General Partner or a member of the immediate family of such a shareholder."

22. Section 6.12 shall be deleted.

23. Section 11.7 shall be deleted.

24. Section 12.4 shall be deleted.

25. The fourth sentence of Section 13.1(a) shall be amended to delete the required notice to the Special General Partner so as to read: "On or after December 31, 2082, the Managing General Partner may withdraw from the Partnership upon 120 days advance written notice to the Limited Partners, except as otherwise provided herein."

26. Section 13.2 shall be deleted.

27. The first sentence of Section 14.1 shall be amended to delete reference to the Special General Partner so as to read: "The Partnership shall not be dissolved by the admission of Additional Limited Partners or the admission of additional or substituted General Partners in accordance with the terms of this Agreement."

28. Section 14.1(d) shall be deleted.

29. Section 15.3(a)(i) shall be deleted.